Exhibit 7

Domaines Barons de Rothschild (Lafite) SCA

33, rue de la Baume

75008 Paris

France

August 20, 2004

Board of Directors

The Chalone Wine Group, Ltd.

621 Airpark Road

Napa, CA 94558

Gentlemen:

We are writing on behalf of ourselves (“DBR”), as well as Constellation Brands, Inc. (“CBI”) and Huneeus Vintners LLC (“HVI”, and together with ourselves and CBI, the “Partners”), in reference to the offer letter sent to you on May 17, 2004 (the “Offer Letter”) proposing a business combination transaction to The Chalone Wine Group, Ltd. (the “Company”) and the letters dated June 30 and July 31, 2004 indicating extensions of that offer (the “Extension Letter” and the “Second Extension Letter,” respectively).

The Second Extension Letter stated that the proposal contained in the Offer Letter would remain open for your consideration until August 20, 2004. We hereby extend the duration of the proposal until August 27, 2004. The remaining terms of the Offer Letter remain in full force and effect.

Very truly yours,

DOMAINES BARONS DE ROTHSCHILD (LAFITE) SCA

BY:	/S/ ERIC DE ROTHSCHILD

Eric De Rothschild, Managing Director

SO ACKNOWLEDGED:

CONSTELLATION BRANDS, INC.

BY:	/S/ THOMAS J. MULLIN

Thomas J. Mullin, Executive Vice President and General Counsel

HUNEEUS VINTNERS LLC

BY:	/S/ AGUSTIN HUNEEUS

Agustin Huneeus, Manager